FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-12

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 08/12/24 10:42:01 UTC-4:00
Subject: WFCM 2024-C63 - PUBLIC NEW ISSUE **IPTs**

WFCM 2024-C63 - PUBLIC NEW ISSUE **IPTs**

$652.381MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, Goldman Sachs & Co. LLC,

J.P. Morgan and Société Générale Co-Managers: Academy Securities, Drexel Hamilton and Siebert Williams Shank

Publicly Offered Certificates

	Expected Ratings	Available		WAL	Principal	UW NOI
Class	(Fitch/KBRA/Moody's)	Size ($MM)	CE%	(YRS)	Window	DY%	LTV%	IPTs(J+)
A-1	AAAsf/AAA(sf)/Aaa(sf)	$9.171	30.000%	2.68	1–60	24.9%	32.0%	+95A
A-3	AAAsf/AAA(sf)/Aaa(sf)	$62.627	30.000%	6.88	83-83	24.9%	32.0%	+135A
A-SB	AAAsf/AAA(sf)/Aaa(sf)	$15.028	30.000%	7.51	60-118	24.9%	32.0%	LCF-5
A-4*	AAAsf/AAA(sf)/Aaa(sf)	$[144.525]	30.000%	[9.81]	[118-119]	24.9%	32.0%	LCF-2
A-5*	AAAsf/AAA(sf)/Aaa(sf)	$[250.180]	30.000%	[9.88]	[119-120]	24.9%	32.0%	+106A
A-S	AAAsf/AAA(sf)/Aa1(sf)	$98.026	15.750%	9.96	120–120	20.7%	38.5%	+150A
B	AA-sf/AA-(sf)/NR	$30.955	11.250%	9.96	120–120	19.6%	40.6%	+195A
C	A-sf/A-(sf)/NR	$18.058	8.625%	9.96	120–120	19.1%	41.8%	+235A

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet

Please note there is protection in the A-1, A-3, A-5, A-S, B, and C Classes Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.